Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-264137) and Form S-8 (File Nos. 333-274263, 333-259154, 333-206551) of Mesa Laboratories, Inc. (the "Company"), of our report dated May 28, 2025 relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company (which report expresses an unqualified opinion on the consolidated financial statements and the effectiveness of internal control over financial reporting), appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2025.

/s/ Moss Adams LLP

Los Angeles, California

May 28, 2025